Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SCHIFF NUTRITION INTERNATIONAL, INC.

FIRST. The name of the corporation is Schiff Nutrition International, Inc. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH. The total number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SEVENTH. The number of directors of the corporation shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

EIGHTH. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, including but not limited to the election of directors, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitles to vote thereon were present and voted.

NINTH. The Corporation shall, to the fullest extent permitted by Delaware law, indemnify any person (the “Indemnitee”) who is or was involved in any manner (including, without limitation, as a party or a witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding brought by or in the right of the Corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that the Indemnitee is or was a director or officer of the Corporation, or is or was serving another entity in such capacity at the request of the Corporation, against all expenses and liabilities actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such Proceeding (including attorneys’ fees).

TENTH. To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.